EXHIBIT 99.1

For further information contact
Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Completes
Acquisition of West Texas Properties

Natchez, MS (October 28, 2009)--Callon Petroleum Company (NYSE: CPE) today announced it has completed the acquisition of interests in Wolfberry production and development properties located in Crockett, Ector, Midland and Upton Counties, Texas, from Ambrose Energy I, Ltd., a subsidiary of ExL Petroleum, LP.  The purchase price of $16.25 million is subject to standard industry closing adjustments.  The effective date of the sale is September 1, 2009.

The acquisition includes 1.6 million barrels of oil equivalent of proved reserves, 23 wells producing 475 net barrels of oil equivalent per day, 4 uphole recompletion targets, 14 proved undeveloped locations and 142 non-proven, 40-acre drilling locations.

The company will operate substantially all of the production and development.

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties primarily in the Gulf Coast region.  Callon’s properties and operations are geographically concentrated in Louisiana, Texas and the offshore waters of the Gulf of Mexico.

It should be noted that this news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements include proved reserve estimates, future development opportunities and expectations regarding closing of the transaction, and reflect the company’s current views with respect to future events.  No assurances can be given, however, that these events will occur and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.